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                                                                    EXHIBIT 11.1


                          THE COAST DISTRIBUTION SYSTEM

                         Computation of Loss Per Share
                          Year Ended December 31, 1996

                                                                  Primary     Fully Diluted
                                                                   Loss           Loss
                                                                 Per Share      Per Share
                                                                ----------    -------------
  I.   Weighted Average Shares Outstanding                       5,198,402      5,198,402
                                                                ==========     ==========
 II.   Net Loss                                                 $ (123,000)    $ (123,000)

       Dividends paid on preferred stock of subsidiary             (18,000)       (18,000)
                                                                ----------     ----------
       Net loss attributable to common shareholders             $ (141,000)    $ (141,000)
                                                                ==========     ==========
       Net loss per weighted average shares outstanding             $(0.03)        $(0.03)
                                                                ==========     ==========